PRESS RELEASE - FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE DECLARES REGULAR QUARTERLY DIVIDENDS ON PREFERRED STOCK AND ANNOUNCES REDEMPTION OF SERIES B PREFERRED STOCK
AND ANNUAL MEETING

TIMONIUM, MARYLAND - March 15, 2005 - Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that its Board of Directors declared dividends for all classes of the Company’s outstanding preferred stock. In addition, the Company announced the redemption of all outstanding shares of its 8.625% Series B Cumulative Preferred Stock (“Series B Preferred Stock”) (NYSE:OHI PrB; CUSIP: 681936308). Also, the Company announced the date, time and location of its 2005 Annual Meeting of Stockholders.

The Company’s Board of Directors will take action with respect to common stock dividends at its regularly scheduled meeting to be held on April 19, 2005.

Series D Preferred Stock Quarterly Dividends

The Company’s Board of Directors declared the regular quarterly dividends for its 8.375% Series D Cumulative Redeemable Preferred Stock to stockholders of record on May 2, 2005. The stockholders of record of the Series D Preferred Stock on May 2, 2005 will be paid dividends in the amount of $0.52344 per preferred share on May 16, 2005. The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period February 1, 2005 through April 30, 2005.

Series B Preferred Stock Redemption and Quarterly Dividends

The Company’s Board of Directors also authorized the redemption of all outstanding shares of the Company’s Series B Preferred Stock, and declared dividends for the Series B Preferred Stock to stockholders of record on May 2, 2005. The stockholders of record of the Series B Preferred Stock on May 2, 2005 will be paid dividends in the amount of $0.55104 per preferred share. The Series B Preferred Stock dividends include regular quarterly dividends for the period February 1, 2005 through April 30, 2005, plus two additional days of accrued dividends through and including May 2, 2005. The Company expects the Series B Preferred Stock to be redeemed on May 2, 2005 for $25.00 per share, plus $0.55104 per share in accrued and unpaid dividends through the redemption date, for an aggregate redemption price of $25.55104 per share. On and after the redemption date, dividends on the shares of Series B Preferred Stock will cease to accrue, the Series B Preferred Stock will cease to be outstanding, and holders of the Series B Preferred Stock will have only the right to receive the redemption price.

The notice of redemption and related materials will be mailed to the holders of the Series B Preferred Stock on or about April 1, 2005. EquiServe Trust Company, located at 66 Brooks Drive, Braintree, MA 02184, will act as the Company’s redemption and paying agent. On or before the redemption date, the Company will deposit with EquiServe the aggregate redemption price to be held in trust for the benefit of the holders of the Series B Preferred Stock. Holders of the Series B Preferred Stock who hold shares through the Depository Trust Company will have their shares of the Series B Preferred Stock redeemed in accordance with the Depository Trust Company’s procedures.

Requests for copies of the materials or questions relating to the notice of redemption and related materials should be directed to EquiServe at 1-800-251-4215 or to Tom Peterson, Omega’s Director of Finance, at (410) 427-1740.

In connection with the redemption of the Series B Preferred Stock, Omega’s second quarter 2005 results will reflect a non-recurring reduction in net income attributable to common shareholders of approximately $2.0 million or approximately $0.04 per common share. This reduction will be taken in accordance with the Securities and Exchange Commission’s Interpretation of FASB-EITF Topic D-42 (“The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock”), issued on July 31, 2003. Under this interpretation, all costs associated with the original issuance of the Series B Preferred Stock will be recorded as a reduction of net income attributable to common stockholders.

Annual Meeting

The Company also announced that its 2005 Annual Meeting of Stockholders will be held on Thursday, May 26, 2005, at 10:00 a.m., EDT, at the Holiday Inn Select, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland. Stockholders of record as of the close of business on April 22, 2005 will be entitled to receive notice of and to participate at the 2005 Annual Meeting of Stockholders.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At December 31, 2004, the Company owned or held mortgages on 221 skilled nursing and assisted living facilities with approximately 23,105 beds located in 29 states and operated by 42 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, Chief Financial Officer, at (410) 427-1700
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This announcement includes forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. Omega undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise Such forward-looking statements should be regarded solely as reflections of Omega's current operating plans and estimates. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995, or in releases issued by the Securities and Exchange Commission (the “SEC”), all of which may be amended from time to time. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in Omega’s filings with the SEC.